Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-178894-01, 333-173185, 333-158556 and 333-158554) and Registration Statements on Form S-8 (Nos. 333-177004, 333-160527, 333-155441 and 333-148299) of SandRidge Energy, Inc. and the Registration Statement on Form S-1 (333-178894) of SandRidge Mississippian Trust II of our report dated March 29, 2012 relating to the consolidated financial statements of Dynamic Offshore Resources, LLC and our report dated November 8, 2011 relating to the statements of revenues and direct operating expenses of the XTO Acquisition Properties, which appear in this Current Report on Form 8-K.

/s/ HEIN & ASSOCIATES LLP

Houston, Texas

April 6, 2012